                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

Filed by the registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                               Premier Parks Inc.
             -----------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

             -----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

   Not Applicable
--------------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

   Not Applicable
--------------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   Not Applicable
--------------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

   Not Applicable
--------------------------------------------------------------------------------

  (5) Total fee paid:

   Not Applicable
--------------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

   Not Applicable
--------------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:

   Not Applicable
--------------------------------------------------------------------------------

  (3) Filing Party:

   Not Applicable
--------------------------------------------------------------------------------

  (4) Date Filed:

   Not Applicable
--------------------------------------------------------------------------------

                              PREMIER PARKS INC.
                          11501 NORTHEAST EXPRESSWAY
                         OKLAHOMA CITY, OKLAHOMA 73131

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                                 JUNE 11, 1997

                               ----------------

  NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Premier Parks Inc. (the "Company") will be held at the Queensbury Hotel, 88 Ridge St., Glens Falls, New York 12801 on Wednesday, June 11, 1997, at 9:00 a.m., E.D.T., for the following purposes, all as more fully described in the attached Proxy
Statement:

    1. To elect eight directors, to serve for the ensuing year and until their respective successors are elected and qualified.

    2. To amend the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock to 90 million shares.

    3. To ratify the selection by the Company's Board of Directors of KPMG Peat Marwick LLP as independent public accountants of the Company for the year ending December 31, 1997.

    4. To transact such other business as may properly come before the meeting and any and all adjournments thereof.

  The Board of Directors has fixed the close of business on April 18, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

  A copy of the Company's Annual Report for the year ended December 31, 1996 is enclosed.

  YOU ARE EARNESTLY REQUESTED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES) WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS EXERCISE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING OR ANY ADJOURNMENT THEREOF. THE PROMPT RETURN OF THE PROXY WILL BE OF ASSISTANCE IN PREPARING FOR THE MEETING AND YOUR COOPERATION IN THIS RESPECT WILL BE APPRECIATED.

                                           BY ORDER OF THE BOARD OF DIRECTORS

                                                     Richard A. Kipf
                                                        Secretary

Oklahoma City, Oklahoma
April 28, 1997

                              PREMIER PARKS INC.
                          11501 NORTHEAST EXPRESSWAY
                         OKLAHOMA CITY, OKLAHOMA 73131

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 11, 1997

                               ----------------

  This Proxy Statement and the accompanying proxy are being furnished to stockholders of PREMIER PARKS INC. (the "Company") in connection with the solicitation of proxies by the Board of Directors for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Queensbury Hotel, 88 Ridge St., Glens Falls, New York 12801 on Wednesday, June 11, 1997, at 9:00 a.m., E.D.T., and at any and all adjournments thereof.

  If the enclosed proxy is properly signed and returned, your shares will be voted on all matters that properly come before the Annual Meeting for a vote. If instructions are specified in your signed proxy with respect to the matters being voted upon, your shares will be voted in accordance with your instructions. If no instructions are so specified, your shares will be voted FOR the election of directors named in Proposal 1, FOR the approval of Proposal 2 (amendment to the Company's Certificate of Incorporation) and FOR the approval of Proposal 3 (ratification of independent public accountants for the year ending December 31, 1997). Your proxy may be revoked at any time prior to being voted by: (i) filing with the Secretary of the Company (Richard
A. Kipf), at the above address, written notice of such revocation, (ii) submitting a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and giving the Secretary notice of your intention to vote in person.

  On or about April 28, 1997, this Proxy Statement and the accompanying proxy, together with a copy of the Annual Report of the Company for the year ended December 31, 1996, including financial statements, are to be mailed to each stockholder of record at the close of business on April 18, 1997.

  WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO SIGN AND RETURN THE ACCOMPANYING PROXY REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Shares can be voted at the Annual Meeting only if the holder is represented by proxy or is present.

                               VOTING SECURITIES

  The Board of Directors has fixed the close of business on April 18, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments thereof. As of that date, the Company had issued and outstanding 18,300,672 shares of Common Stock, the Company's only class of voting securities outstanding. Each stockholder of the Company will be entitled to one vote for each share of Common Stock registered in his name on the record date. A majority of all of the outstanding shares of Common Stock constitutes a quorum at the Annual Meeting.

  Neither abstention votes nor any broker non-votes (i.e., votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners) will be counted as present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

         STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

  The following table sets forth certain information as of March 1, 1997 (except as noted below) as to Common Stock owned by (a) each of the Company's current directors and nominees to serve as directors, (b) all current directors and officers of the Company as a group, and (c) each person who, to the best of the Company's knowledge, beneficially owned on that date more than 5% of the outstanding Common Stock.

                                                      NUMBER OF
                                                        SHARES       PERCENTAGE
      BENEFICIAL OWNER                            BENEFICIALLY OWNED  OF CLASS
      ----------------                            ------------------ ----------
      Kieran E. Burke(1).........................       224,301          1.2
      Paul A. Biddelman(2).......................     3,016,063         16.5
      James F. Dannhauser(3).....................        37,000            *
      Michael E. Gellert(4)(5)...................     1,397,194          7.6
      Gary Story(6)..............................        80,000            *
      Jack Tyrrell(7)............................     1,131,063          6.2
      Arnold S. Gurtler..........................            --            *
      Charles R. Wood(8).........................         9,091            *
      Robert J. Gellert(5)(9)....................     1,261,945          6.9
      122 East 42nd Street
      New York, New York 10168
      Windcrest Partners(5)(10)..................     1,136,025          6.2
      122 East 42nd Street
      New York, New York 10168
      Hanseatic Corporation(11)..................     3,016,063         16.5
      Wolfgang Traber
      450 Park Avenue
      New York, New York 10152
      Janus Capital Corporation(12)..............     1,365,450          7.5
      Thomas H. Bailey
      Janus Venture Fund
      100 Fillmore Street, Suite 300
      Denver, Colorado 80206-4923
      All directors and officers as a group(13)
       (12 persons)..............................     5,916,221         31.8

--------
  * Less than one percent.
 (1) Includes 47,302 shares of Common Stock and warrants and options to purchase 176,999 shares of Common Stock for his own account as to which Mr. Burke has sole voting and investment power.
 (2) Represents shares of Common Stock beneficially owned by Hanseatic Corporation ("Hanseatic"), a private investment company, of which Mr. Biddelman is treasurer. See footnote (11) below.
 (3) Includes 11,000 shares of Common Stock and options to purchase 26,000 shares of Common Stock for his own account, as to which Mr. Dannhauser has sole voting and investment power.
 (4) Includes 232,452 shares of Common Stock, as to which Mr. Gellert has sole voting and investment power. Also includes 1,136,025 shares of Common Stock beneficially owned by Windcrest Partners ("Windcrest"), a New York limited partnership which shares voting and investment power with its general partners, Michael E. Gellert and Robert J. Gellert. Also includes 28,717 shares of Common Stock beneficially owned by Michael E. Gellert's daughter who resides in his household. Mr. Gellert disclaims beneficial ownership of all shares beneficially owned by his daughter.

 (5) Members of the Gellert family and entities controlled by them beneficially own in the aggregate 1,598,515 shares of Common Stock. Such shares represent approximately 8.7% of the Company's outstanding Common Stock. See footnotes (4), (9) and (10).
 (6) Includes 80,000 shares of Common Stock issuable upon exercise of stock options held by Mr. Story, as to which he has sole voting and investment power.
 (7) Includes 200,000 shares of Common Stock beneficially owned by Lawrence, Tyrrell, Ortale & Smith ("LTOS"); 461,940 shares of Common Stock beneficially owned by Lawrence, Tyrrell, Ortale & Smith II, L.P. ("LTOS II"); 300,537 shares of Common Stock beneficially owned by Richland Ventures, L.P. ("Richland"); and 168,586 shares of Common Stock beneficially owned by Richland Ventures II, L.P. ("Richland II"). Mr. Tyrrell, who is a general partner of the respective general partners of LTOS and LTOS II and a general partner of Richland and Richland II, disclaims beneficial ownership of all such shares.
 (8) Represents shares held by Double "H" Hole in the Woods Ranch, Inc., a charitible organization of which Mr. Wood is Chairman of the Board. See "Certain Transactions."
 (9) Includes 2,514 shares of Common Stock for his own account, as to which he has sole voting and investment power; 49,597 shares of Common Stock as agent for 30 other persons and entities with whom he shares voting and investment power; 2,168 shares of Common Stock as trustee for Michael E. Gellert's sister with respect to which he shares voting and investment power with Peter J. Gellert (who holds these shares as agent); 5,558 shares of Common Stock as trustee of irrevocable trusts for the benefit of Michael E. Gellert's children as to which he has sole voting and investment power; 1,083 shares of Common Stock as trustee of an irrevocable trust for the benefit of his brother as to which he has sole voting and investment power; 1,136,025 shares of Common Stock owned by Windcrest which shares voting and investment power with its general partners, Michael E. Gellert and Robert J. Gellert; and 65,000 shares of Common Stock beneficially owned by Lexfor Corporation of which he is President and a director, as to which he shares voting and investment power with the other officers and directors. Michael E. Gellert disclaims beneficial ownership of the shares of Common Stock owned by the trusts for the benefit of his children.
(10) Windcrest shares voting and investment power with its general partners, Michael E. Gellert and Robert J. Gellert.
(11) Represents shares of Common Stock beneficially owned by Hanseatic. Mr. Traber holds a majority of the shares of capital stock of Hanseatic and thus may be deemed to beneficially own such Common Stock. Of such shares, 2,588,695 shares of Common Stock are held by Hanseatic Americas LDC, a Bahamian limited duration company, in which the sole managing member is Hansabel Partners LLC, a Delaware limited liability company, in which the sole managing member is Hanseatic. The remaining shares of Common Stock are held by Hanseatic for itself (18,393 shares) and for discretionary customer accounts, including 22,992 shares held for the account of Mr. Biddelman and 18,991 shares held for the account of Mr. Traber.
(12) Janus Capital Corporation ("Janus Capital") is a registered investment adviser that furnishes investment advice to certain registered investment companies, including Janus Venture Fund (the "Fund") and individual and institutional clients (collectively the "Managed Portfolios"). As a result, Janus Capital may be deemed to be the beneficial owner of the Common Stock held by such Managed Portfolios. Of the amount shown, 783,775 shares are held by the Fund and the balance are held in other Managed Portfolios. Mr. Bailey owns 12.5% of Janus Capital and serves as President and Chairman thereof. As a result, Mr. Bailey may be deemed beneficial owner of the shares held by the Managed Portfolios. Information has been obtained from Amendment No. 1 to Schedule 13G, dated February 10, 1997.
(13) The share amounts listed include shares of Common Stock that the following persons have the right to acquire within 60 days from March 1, 1997: Kieran E. Burke, 176,999 shares (see footnote (1)); James F. Dannhauser, 26,000 shares (see footnote (3)); Gary Story, 80,000 shares (see footnote (6)); and all directors and officers as a group, 313,599 shares.

  COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT. Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires officers and directors of the Company and persons who own more than ten-percent of the Common Stock, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of Common Stock with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

  To the Company's knowledge, based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no additional forms were required for those persons, during 1996 all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

                               ----------------

                       PROPOSAL 1: ELECTION OF DIRECTORS

  The Company's Board of Directors currently consists of six members. At the Annual Meeting eight directors are to be elected to serve for the ensuing year and until their respective successors are elected and qualified. The persons named in the enclosed proxy intend to vote for the election of the persons listed below, unless the proxy is marked to indicate that such authorization is expressly withheld. Should any of the listed persons be unable to accept nomination or election (which the Board of Directors does not expect), it is the intention of the persons named in the enclosed proxy to vote for the election of such persons as the Board of Directors may recommend. Proxies cannot be voted for a greater number of persons than the number of nominees named. The election of directors requires a plurality vote of the shares of Common Stock represented at the Annual Meeting.

INFORMATION CONCERNING NOMINEES

                                         YEAR
                             AS OF     ELECTED
          NAME           MARCH 1, 1997 DIRECTOR          POSITION WITH THE COMPANY
          ----           ------------- --------          -------------------------
Kieran E. Burke(1)......       39        1989   Director, Chairman of the Board and Chief
                                                 Executive Officer
Gary Story(2)...........       41        1994   Director, President and Chief Operating
                                                 Officer
James F. Dannhauser(3)..       44        1992   Director and Chief Financial Officer
Paul A. Biddelman(4)....       51        1992   Director
Michael E. Gellert(5)...       65        1989   Director
Jack Tyrrell(6).........       50        1992   Director
Arnold S. Gurtler(7)....       48          --   --
Charles R. Wood(8)......       82          --   --

--------
(1) Mr. Burke has served as Chief Executive Officer and a Director of the Company since October 1989 and Chairman of the Board since June 1994. From 1989 through June 1994, he was President of the Company. Mr. Burke also serves as a director of Blue Ridge Real Estate Company and Big Boulder Corporation. Mr. Burke is a member of the board of directors of the International Association of Amusement Parks & Attractions ("IAAPA").
(2) Mr. Story has served as President and a Director of the Company since June 1994 and as Chief Operating Officer since January 1992. From January 1992 through June 1994, he also served as the Company's Executive Vice President. Prior to that time, he had been General Manager of the Company's Frontier City theme park for more than five years.

(3) Mr. Dannhauser became Chief Financial Officer of the Company in October 1995 and has served as a Director of the Company since December 1992. From 1990 through June 1996, Mr. Dannhauser was a managing director of Lepercq de Neuflize & Co. Incorporated, an investment banking firm ("Lepercq"). Mr. Dannhauser is a member of the board of directors of Lepercq.
(4) Mr. Biddelman has served as a Director of the Company since December 1992. Since April 1992, Mr. Biddelman has been the treasurer of Hanseatic, a private investment company. See "Stock Ownership of Management and Certain Beneficial Holders." Mr. Biddelman also serves as a director of Electronic Retailing Systems International, Inc., Insituform Technologies, Inc., Petroleum Heat and Power Co., Inc., Star Gas Corporation (general partners of Star Gas Partners, L.P.), Celadon Group, Inc. and Oppenheimer Group, Inc.
(5) Mr. Gellert has served as a Director of the Company since March 1989. He previously served as a Director of the Company and as a Trustee of Tierco, a Massachusetts business trust and predecessor of the Company, from 1979 until 1986. From June 1989 through June 1994, he also served as the Chairman of the Board of the Company. Mr. Gellert is a general partner of Windcrest. Windcrest, the principal business of which is private investing, is an affiliate of the Company (see "Stock Ownership of Management and Certain Beneficial Holders"). Mr. Gellert serves as a director of Devon Energy Corp., Humana Inc., Seacor Holdings, Inc., Regal Cinemas, Inc. and The Putnam Trust Company of Greenwich Advisory Board of The Bank of New York.
(6) Mr. Tyrrell has served as a Director of the Company since December 1992. For more than five years, Mr. Tyrrell has been a general partner of Lawrence Venture Partners, a general partnership, the principal business of which is that of acting as general partner of LTOS, a private investment limited partnership. Mr. Tyrrell is also a general partner of LTOS II Partners, a general partnership, the principal business of which is that of acting as general partner of LTOS II, a private investment limited partnership. Mr. Tyrrell is also a general partner of Richland and Richland II, each a private investment limited partnership. See "Stock Ownership of Management and Certain Beneficial Holders." LTOS, LTOS II, Richland and Richland II may be deemed affiliates of the Company. Mr. Tyrrell also serves as a director of National Health Investors, Inc. and Regal Cinemas, Inc.
(7) Mr. Gurtler has been nominated to serve as a Director of the Company. Mr. Gurtler is the chief executive officer, a director and a shareholder of Chilcott Entertainment Corp., which was the general partner of the owner of Elitch Gardens Amusement Park in Denver, Colorado prior to the acquisition of the park by the Company in October 1996. Mr. Gurtler also serves as a consultant to the Company. See "Certain Transactions."
(8) Mr. Wood has been nominated to serve as a Director of the Company. Mr. Wood is the President and sole shareholder of Storytown USA, Inc. and Fantasy Rides Corporation, which collectively owned The Great Escape and Splashwater Kingdom in Lake George, New York prior to the acquisition of the park by the Company in December 1996. Mr. Wood also serves as a consultant to the Company. See "Certain Transactions." Mr. Wood also owns, directly or through wholly-owned corporations, a variety of businesses in the Lake George area, including real estate, motels, restaurants and an action park.

                               ----------------

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  During the year ended December 31, 1996, the Company's Board of Directors held ten meetings. During 1996, each of the directors of the Company attended all of the meetings of the Board of Directors and all meetings of committees of the Board of which such director was a member.

  The Board has designated a Compensation Committee and an Audit Committee. The members of the Compensation Committee at March 1, 1997 were Messrs. Biddelman and Tyrrell. The Compensation Committee, which met twice during 1996, reviews management's recommendations with respect to executive compensation and employee benefits and makes recommendations to the Board as to such matters. Additionally, the Compensation Committee administers the Company's 1993 Stock Option and Incentive Plan (the "1993 Stock Incentive Plan"), the 1995 Stock Option and Incentive Plan (the "1995 Stock Incentive Plan") and the 1996 Stock Incentive Plan (as hereinafter defined). The 1993 Stock Incentive Plan, the 1995 Stock Incentive Plan and the 1996 Stock Incentive Plan are hereinafter collectively sometimes referred to as the "Stock Incentive Plans." See "Executive Compensation."

  The members of the Audit Committee at March 1, 1997 were Messrs. Gellert and Biddelman. The Audit Committee, which met once during 1996, recommends to the Board the accounting firm to be selected by the Board as independent public accountants of the Company, and acts on behalf of the Board in reviewing with the independent public accountants, the chief financial officer of the Company and other appropriate corporate officers, matters relating to corporate financial reporting and accounting procedures and policies, and the adequacy of financial, accounting and operating controls. The Audit Committee reviews the results of audits with the Company's independent public accountants and reports thereon to the Board. The Audit Committee also submits to the Board recommendations it may have from time to time with respect to financial reporting and accounting practices and policies and financial, accounting and operating controls and safeguards.

COMPENSATION OF DIRECTORS

  Each of the Company's directors who are not employees of the Company receives $15,000 per annum for serving on the Board, payable in cash or shares of Common Stock. During 1996, the Company paid an aggregate of $45,000 of such fees to its three outside directors. Directors are also reimbursed for expenses attendant to Board and Committee membership.

                            EXECUTIVE COMPENSATION

  The following table discloses compensation received by the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer for the three years (two years, in the case of the Chief Financial Officer) ended December 31, 1996. Such officers were the only executive officers of the Company during 1996 whose annual salary and bonus exceeded $100,000 in 1996.

SUMMARY COMPENSATION TABLE

                                                              RESTRICTED    SHARES
   NAME AND PRINCIPAL                            OTHER ANNUAL    STOCK    UNDERLYING  ALL OTHER
        POSITION         YEAR SALARY($) BONUS($) COMPENSATION AWARD(S)($) OPTIONS(#) COMPENSATION
   ------------------    ---- --------- -------- ------------ ----------- ---------- ------------
Kieran E. Burke......... 1996 $350,000  $300,000                           125,000       (1)
Chairman of the Board,
 Chief                   1995  307,500   150,000      --           --      100,000       (1)
Executive Officer and
 Director                1994  290,000        --      --           --       10,000       (1)
Gary Story.............. 1996 $254,304  $250,000                            80,000       (1)
President, Chief
 Operating               1995  214,583   100,000                            50,000       (1)
Officer and Director     1994  200,000        --      --           --       20,000       (1)
James F. Dannhauser(2).. 1996 $162,500  $200,000      --           --       50,000       (1)
Chief Financial Officer  1995   31,250        --      --           --       40,000       (1)
 and Director

--------
(1) The Company has concluded that, as to each named executive officer for each year shown, all personal benefits paid or provided did not exceed the lesser of $50,000 or 10% of the salary and bonus reported for such officer above. During 1996, the Company did not have any defined contribution plans or pension or other defined benefit or retirement plans, other than a qualified, contributory 401(k) plan. All regular employees are eligible to participate in the 401(k) plan if they have completed one full year of service and are at least 21 years old. Commencing in 1996, the Company matched 100% of the first 2% of and 25% of the next 6% of contributions by employees to the plan. The accounts of all participating employees are fully vested. Amount shown as salary for that year for Mr. Story includes the Company's matching contribution for such officer. Mr. Burke and Mr. Dannhauser did not participate in the plan in 1996.
(2) James F. Dannhauser became Chief Financial Officer of the Company on October 1, 1995. Prior to that date, he was not employed by the Company.

OPTIONS GRANTS IN LAST FISCAL YEAR

  In August 1996, the Company adopted a stock option and incentive plan (the "1996 Stock Incentive Plan"), pursuant to which 750,000 shares of Common Stock were reserved for issuance from time to time to key employees of the Company and its subsidiaries. Pursuant to the 1996 Stock Incentive Plan, Options (as defined below) to purchase an aggregate of 246,700 shares of Common Stock were granted during 1996. Of such Options, 86,200, 58,000 and 20,000 were granted to Messrs. Burke, Story and Dannhauser, respectively, and 164,200 were granted to the Company's executive officers as a group. During that year, the Company also granted the remaining Options available for grant under the 1993 Stock Incentive Plan and the 1995 Stock Incentive Plan as follows: 38,800 to Mr. Burke, 22,000 to Mr. Story and 30,000 to Mr. Dannhauser. All of the Options granted in 1996 are Incentive Options (as defined below), have a term of seven years and have an exercise price of $22.00 per share, which represented the fair market value of the Common Stock on the date of grant. Twenty percent of such Options vested on the date of grant (subject, in the case of Options granted under the 1996 Stock Incentive Plan, to subsequent stockholder approval) and an additional 20% vest on each subsequent anniversary of such date. The 1996 Stock Incentive Plan, and the grant of Options thereunder in August 1996, were subsequently approved by the holders of a majority of the then outstanding shares of Common Stock.

  The Stock Incentive Plans provide for the grant of options ("Options") to purchase Common Stock. Such Options may be either options that are intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or options that do not so qualify ("Non-Qualified Options"). The Stock Incentive Plans also provide for the grant of stock appreciation rights ("SARs") in tandem with Options. An SAR granted in tandem with an Option (a "tandem SAR") permits the optionee to surrender his Option to the Company for cancellation and receive an amount (in cash or shares of Common Stock) equal to the excess, if any, of (i) the fair market value at the time of surrender of the shares of Common Stock subject to the Option over (ii) the exercise price of the Option.

  The following table shows the grants of Options under the Stock Incentive Plans that were made to the named executive officers during the year ended December 31, 1996. The amount shown as the potential realizable value of the Options is based on an arbitrarily assumed annualized rate of stock price appreciation of either five percent or ten percent over the seven-year term of the Options. Because the exercise price of the Options was equal to the fair market value of the Common Stock on the date the Options were granted, optionees will not realize any benefit from the Options unless there is an increase in the market price of the Common Stock. Such an increase would benefit all stockholders proportionately. THE POTENTIAL REALIZABLE VALUE OF THE OPTIONS IS BASED SOLELY ON ARBITRARILY ASSUMED RATES OF APPRECIATION AS REQUIRED BY APPLICABLE SEC REGULATIONS. ACTUAL GAINS, IF ANY, ON OPTION EXERCISES AND COMMON STOCK HOLDINGS ARE DEPENDENT ON THE FUTURE PERFORMANCE OF THE COMMON STOCK AND ON OVERALL MARKET CONDITIONS. THERE CAN BE NO ASSURANCE THAT THE POTENTIAL REALIZABLE VALUES SHOWN IN THIS TABLE WILL BE ACHIEVED.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                                                                 ANNUAL RATES OF STOCK
                                                                                  PRICE APPRECIATION
                                            INDIVIDUAL GRANTS                       FOR OPTION TERM
                         ------------------------------------------------------- ---------------------
                           SHARES    % OF TOTAL OPTIONS EXERCISE
                         UNDERLYING      GRANTED TO      PRICE
          NAME           OPTIONS (#) EMPLOYEES IN 1996   ($/SH)  EXPIRATION DATE     5%        10%
          ----           ----------- ------------------ -------- --------------- ---------- ----------
Kieran E. Burke.........   125,000          37.0%        $22.00  August 31, 2003 $1,119,500 $2,609,000
Gary Story..............    80,000          23.7%        $22.00  August 31, 2003 $  716,480 $1,669,760
James F. Dannhauser.....    50,000          14.8%        $22.00  August 31, 2003 $  447,800 $1,043,600

                  AGGREGATE OPTION EXERCISES AND OPTION VALUES

  The following table provides information on Option exercises in 1996 by each of the named executive officers and the value of such officers' unexercised Options at December 31, 1996.

                                                  NUMBER OF SHARES UNDERLYING        VALUE OF UNEXERCISED
                           SHARES                   UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
                         ACQUIRED ON                 DECEMBER 31, 1996 (#)         DECEMBER 31, 1996 ($)(1)
                          EXERCISE      VALUE     ------------------------------   -------------------------
          NAME               (#)     REALIZED ($) EXERCISABLE     UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
          ----           ----------- ------------ -------------   --------------   ----------- -------------
Kieran E. Burke.........      --          --              176,999          179,240 $4,267,442   $2,811,253
Gary Story..............      --          --               80,000          110,000 $1,738,000   $1,688,875
James F. Dannhauser.....      --          --               26,000           64,000 $  462,125   $  926,000

--------
(1) Amount shown is based on $31.3125 per share, the average of the closing bid and asked prices of the Common Stock (as reported on the Nasdaq National Market) on December 31, 1996.

REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors administers the Company's executive compensation program.

  The goals of the Company's executive compensation program are to:

  . Provide compensation levels that enable the Company to attract, retain and motivate its executives;

  . Tie individual compensation to individual performance and the success of the Company; and

  . Align executives' financial interests with those of the Company's stockholders through potential stock ownership.

SALARIES

  Each executive officer's base salary is reviewed annually based on management recommendations, in the case of executive officers other than the Chairman and Chief Executive Officer, and data regarding the salaries of executives with similar responsibilities in certain companies comparable in size or in lines of business. In addition, the Compensation Committee considers individual performance, length of tenure, prior experience and level of responsibility. None of these factors is assigned a specific weight. The Compensation Committee did not increase the Chairman's base salary during 1996.

INCENTIVE COMPENSATION

  The Company does not have a formal cash incentive compensation program, but does award annual cash bonuses to selected employees. In cases other than the Chairman and Chief Executive Officer, annual bonuses are recommended to the Compensation Committee by the Chairman at the end of each year. In the case of the Chairman and Chief Executive Officer, the Compensation Committee determines the amount, if any, of annual bonuses. Individual bonus awards are based on Company-wide and individual performance for the previous fiscal year, taking into account both qualitative and quantitative factors. Quantitative factors include revenue and earnings before interest, taxes and depreciation and amortization ("EBITDA"). Qualitative factors include initiative, business judgment, level of responsibility and management skills. The Compensation Committee granted a $300,000 bonus to the Chairman in respect of 1996, compared to a bonus of $150,000 during the prior year. This increase was in part based on the increase in the Company's revenue and EBITDA of approximately 125% and 200%, respectively, in 1996 as compared to 1995. In addition, the Committee considered value to stockholders of a 139% increase in the market value of the Common Stock from $13.125 per share at 1995 year-end to $31.3125 at the end of 1996. Finally, this increase in the Chairman's bonus also reflects the Chairman's role in the acquisition by the Company of four theme and water parks in 1996 and the related financings.

LONG-TERM INCENTIVE

  In 1996, the Company's Compensation Committee authorized the granting of Options to purchase an aggregate of 337,500 shares of Common Stock, including Options to purchase 125,000 shares, 80,000 shares and 50,000 shares granted to Kieran E. Burke, Chairman and Chief Executive Officer, Gary Story, President and Chief Operating Officer, and James F. Dannhauser, Chief Financial Officer, respectively. In determining the number of Options so granted, the Committee considered the level of each optionee's responsibility, the optionee's actual and potential impact on the Company's performance, as well as the number of Options granted in prior years. The Company does not have a target ownership level for equity holdings in the Company by senior management and other key employees.

  All Options granted in 1996 have a term of seven years and vest 20% on the date of grant and an additional 20% after each of the next four years. The Options granted in 1996 have an exercise price of $22.00 per share, representing the fair market value of the Company's Common Stock on the date of grant.

                                          Paul A. Biddelman
                                          Jack Tyrrell

CERTAIN TRANSACTIONS INVOLVING MEMBERS OF THE COMPENSATION COMMITTEE

  As more fully disclosed under "Certain Transactions" in 1997, the Company paid a commitment fee of $100,000 to Hanseatic and issued 1,586 shares of Common Stock to Richland II in satisfaction of the commitment fee owed to it. Paul A. Biddelman, a director and member of the Compensation Committee, is the treasurer of Hanseatic, and Jack Tyrrell, a director and member of the Compensation Committee, is a general partner of Richland II.

                               PERFORMANCE GRAPH

  The following table shows a comparison of the five year cumulative total return to stockholders (assuming all dividends were reinvested) for the Company, the Standard & Poor's ("S&P") 500 Stock Index and the Standard & Poor's Entertainment--500 Index. During the period October 1990 through June 1994, no trading market existed for the Common Stock, and the Company was unable to obtain any price quotations for its Common Stock. Subsequent to June 1994, the Pink Sheets(R) and the OTC Bulletin Board commenced reporting of bid and asked quotations for the Company's Common Stock under the symbol "PARKD". These quotations reflect inter-dealer prices, without mark-up, mark-down or commission and do not necessarily represent actual transactions. On May 30, 1996, the Company commenced a public offering of shares of Common Stock at a public offering price of $18.00 per share. Since that date, the Common Stock has been traded on the Nasdaq National Market under the symbol "PARK."





LOGO

                                       BASE
                                      PERIOD RETURN RETURN RETURN RETURN RETURN
         COMPANY/INDEX NAME            1991   1992   1993   1994   1995   1996
         ------------------           ------ ------ ------ ------ ------ -------
Premier Parks Inc.*..................  100       NA     NA 163.64 381.82 1090.31
S&P 500 Stock Index..................  100   107.62 118.46 120.03 165.13  203.05
S&P Entertainment--500 Index.........  100   143.00 165.28 157.64 189.40  192.30

--------
* The Common Stock was not publicly traded between October 15, 1990 and June 1994. The return for 1994 was calculated using a beginning point of the October 15, 1990 price.

                              CERTAIN TRANSACTIONS

  In November 1990, the Company entered into an office lease. A portion of the office space is used by Windcrest. The Company and Windcrest have agreed to allocate 50% of the monthly rental payments to Windcrest. During 1996, Windcrest paid the Company approximately $64,000 with respect to such office space.

  On October 31, 1996, the Company acquired all of the interests in a partnership that owned substantially all of the assets used in the operation of Elitch Gardens Amusement Park ("Elitch Gardens"), for $62.5 million in cash. Arnold S. Gurtler, a nominee for director, is the president, a director and a shareholder of the general partner of the partnership that owned these assets prior to the transaction. In connection with the acquisition of Elitch Gardens, the Company entered into a five-year consulting agreement with Mr. Gurtler providing for annual consulting fees of $100,000.

  On December 4, 1996, the Company acquired all of the interests of a limited liability company that owned substantially all of the assets used in the operation of The Great Escape and Splash-water Kingdom ("The Great Escape") for a cash purchase price of $33.0 million. Charles R. Wood, a nominee for director, is the sole shareholder of the entities that owned these assets prior to the transaction. In connection with the acquisition of The Great Escape, the Company entered into a five-year consulting agreement with Mr. Wood, providing for an aggregate consideration of $1.25 million, payable over the term of the agreement. In addition, at the closing of the transaction, the Company issued 9,091 shares of Common Stock to a charitable organization affiliated with Mr. Wood.

  During 1996, certain of the Company's principal stockholders agreed that, if required by the Company, they would purchase shares of preferred stock of the Company to fund the purchase price of the Company's acquisition in February 1997 of Riverside Park. Although the preferred stock issuance was not consummated, each participating stockholder was entitled to a fee, payable in cash or shares of Common Stock, equal to 1% of the dollar amount of such stockholder's commitment. Pursuant to this arrangement, in 1997 the Company paid a $100,000 fee to Hanseatic and issued 1,586 shares of Common Stock to Richland II and 634 shares to Michael E. Gellert. Paul A. Biddelman is the treasurer of Hanseatic and Jack Tyrrell is a general partner of Richland II. Messrs. Gellert, Biddelman and Tyrrell are directors of the Company.

                               ----------------

      PROPOSAL 2: AMENDMENT OF ARTICLE IV OF THE COMPANY'S CERTIFICATE OF
                                 INCORPORATION

GENERAL

  The Company presently is authorized to issue 30,000,000 shares of Common Stock and 500,000 shares of Preferred Stock, par value $1.00 per share. As of March 1, 1997, there were issued and outstanding 18,300,672 shares of Common Stock and no shares of Preferred Stock. After deducting 1,315,039 shares of Common Stock reserved for issuance upon exercise of outstanding warrants and Options granted and permitted to be granted under the Stock Incentive Plans, the Company presently has 10,384,289 authorized shares of Common Stock available for future issuance. For the reasons stated below, the Board of Directors of the Company has unanimously determined that the proposed amendment (the "Amendment") to the Company's Certificate of Incorporation is advisable and has determined to recommend it to stockholders for adoption. The Amendment, if adopted, will increase the number of authorized shares of the Company's Common Stock from 30,000,000 to 90,000,000 shares. A copy of the proposed Amendment is set forth as Exhibit A to this Proxy Statement.

BACKGROUND AND REASONS FOR THE PROPOSED AMENDMENT

  Following the approval of the Amendment, the number of authorized but unissued and unreserved shares of Common Stock will increase from 10,384,289 to 70,384,289. The increased number of authorized, but unissued and unreserved shares will permit the Company to issue additional shares of Common Stock as the need may arise without the delay and expense associated with the holding of a special meeting or soliciting the consent of stockholders at the time such additional shares are needed. The Board believes that the availability of such additional shares will provide the Company with the flexibility to issue Common Stock for a variety of proper corporate purposes, including the sale of shares to raise additional capital, shares issued in acquisitions of property or businesses (including mergers), the use of Common Stock as incentive compensation and the making of stock dividends or other distributions or recapitalizations. Unless required by law, by regulatory authorities, or by rules of any stock exchange on which the Company's securities may then be listed, no further vote of stockholders will be required for any such share issuance.

CERTAIN EFFECTS OF THE PROPOSED AMENDMENT

  If the Amendment is approved, the Company thereafter would have approximately 70,384,289 shares of Common Stock authorized, unissued and unreserved. Except for shares of Common Stock to be issued as a result of the exercise of warrants and Options, the Company has no present plans, arrangements, understandings or agreements to issue any shares of Common Stock.

  The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and on the equity of the present holders of Common Stock and their voting rights. Holders of Common Stock are not entitled to any preemptive rights. The increased availability for issuance of shares of Common Stock also could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer or other business combination directed at the Company. For example, the issuance of shares of Common Stock in a public or private sale, merger or similar transaction would increase the number of the Company's outstanding shares, thereby diluting the interest of a party attempting to obtain control of the Company. The Company is not aware of any attempt, whether formal or informal, to acquire a controlling interest in the Company; moreover, the Company has no present plan or intention to utilize the additional shares of Common Stock as an anti-takeover device.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL 2. THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK IS REQUIRED FOR APPROVAL OF THE AMENDMENT.

           PROPOSAL 3: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

  KPMG Peat Marwick LLP ("Peat Marwick"), certified public accountants, audited the Company's consolidated financial statements for the fiscal year ended December 31, 1996. The Board of Directors has appointed Peat Marwick to audit the Company's consolidated financial statements for the fiscal year ending December 31, 1997, and recommends that the stockholders vote for ratification of such appointment. The ratification requires the affirmation vote of a majority of the shares of Common Stock represented at the Annual Meeting. In the event the ratification is not approved, the Board of Directors will reconsider its selection. Representatives of Peat Marwick are not expected to be present at the Annual Meeting and, therefore, will not make a statement or be available to respond to questions at such meeting.

                          1998 STOCKHOLDER PROPOSALS

  In order for stockholder proposals for the 1998 Annual Meeting of Stockholders to be eligible for inclusion in the Company's 1998 Proxy Statement, they must be received by the Company at its principal offices, 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131 (Attn: Secretary), prior to December 30, 1997. The Company's Board of Directors will review any stockholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 1998 Proxy Statement.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters that are likely to be presented for consideration at the Annual Meeting. Should any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                            SOLICITATION OF PROXIES

  All costs in connection with the solicitation of the enclosed proxy will be borne by the Company. In addition to solicitations of proxies by use of the mail, certain officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone, telegraph and mail. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

                                                     RICHARD A. KIPF
                                                        Secretary

Oklahoma City, Oklahoma
April 28, 1997

                                                                      EXHIBIT A

                           CERTIFICATE OF AMENDMENT
                        OF CERTIFICATE OF INCORPORATION
                             OF PREMIER PARKS INC.

  PREMIER PARKS INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

  FIRST: that the Board of Directors of the Corporation at a meeting of the Board of Directors, adopted a resolution proposing and declaring the advisability of the following amendment to the Certificate of Incorporation.

  RESOLVED, that the Certificate of Incorporation of the Corporation be amended so that Article IV shall read in its entirety as follows:

    "The total number of shares of stock which the Corporation shall have authority to issue is 90,500,000 shares, of which 500,000 shares shall be Preferred Stock with a par value of $1.00 per share and 90,000,000 shares shall be Common Stock with a par value of $.05 per share.

  The Preferred Stock is to be issued in one or more series, with each series to have such designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions provided for the issue of each series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions.

  The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

  (1) the number of shares to constitute the series and the distinctive designation thereof;

  (2) The amount or rate of dividends on the shares of the series, whether dividends shall be cumulative and, if so, from what date or dates;

  (3) Whether the shares of the series shall be redeemable and, if redeemable, the terms and provisions upon which the shares of the series may be redeemed and the premium, if any, and any dividends accrued thereon which the shares of the series shall be entitled to receive upon the redemption thereof;

  (4) Whether the shares of the series shall be subject to the operations of a retirement or sinking fund to be applied to the purchase or redemption of the shares for retirement and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

  (5) Whether the shares of the series shall be convertible into shares of any class or classes, with or without par value, or of any other series of the same class, and if convertible, the conversion price or prices or the rate at which the conversion may be made and the method, if any, of adjusting the same;

  (6) The rights of the shares of the series in the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

  (7) The restrictions, if any, on the payment of the dividends upon, and the making of distributions to, any class of stock ranking junior to the shares of the series, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class;

  (8) Whether the series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

  (9) Any other relative rights, preferences, and limitations of that series.

  The holders of the Common Stock shall be entitled to one vote for each share of Common Stock held.

  The amount of the authorized stock of any class may be increased or decreased by the affirmative vote of the holders of a majority of the total number of outstanding shares of any series of Preferred Stock entitled to vote, and of Common Stock, voting as a single class."

  SECOND: that such Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon at a meeting of the stockholders of the Corporation called and held upon notice in accordance with
Section 222 of the Delaware General Corporation Law.

  IN WITNESS WHEREOF, Premier Parks Inc. has caused this Certificate to be
signed and attested by its duly authorized officers this      day of       ,
1997.

                                          PREMIER PARKS INC.

                                          By:__________________________________
                                             Kieran E. Burke
                                             Chairman and Chief Executive
                                             Officer

                                     PROXY
                               PREMIER PARKS INC.
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
  The undersigned hereby appoints KIERAN E. BURKE, JAMES F. DANNHAUSER and RICHARD KIPF with full power to act without the others and with power to appoint his substitute as the undersigned's proxies to vote all shares of
Common Stock of the undersigned in PREMIER PARKS INC. (the "Company"), a Delaware corporation, which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Queensbury Hotel, 88 Ridge St., Glens Falls, New York 12801 on Wednesday, June 11, 1997,
at 9:00 a.m., E.D.T., and at any and all adjournments thereof as follows:
1.ELECTION OF DIRECTORS [_] FOR all nominees listed below (except as marked to the contrary below)
                  [_] WITHHOLD AUTHORITY to vote for all nominees listed below PAUL A. BIDDELMAN, KIERAN E. BURKE, JAMES F. DANNHAUSER, MICHAEL E. GELLERT, ARNOLD S. GURTLER, GARY STORY, JACK TYRRELL, CHARLES R. WOOD,
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)
--------------------------------------------------------------------------------
2. Proposal to approve an amendment to the Company's Certificate of Incorporation to increase the authorized shares of the Company's Common
   Stock to 90,000,000. The Board of Directors recommends a vote FOR this proposal.
                       [_] FOR  [_] AGAINST  [_] ABSTAIN
3. Proposal to ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1997. The Board of Directors recommends a vote FOR this proposal.
                       [_] FOR  [_] AGAINST  [_] ABSTAIN
4. In their discretion such other business as may properly come before the meeting and any and all adjournments thereof.
 Please sign on the reverse side and return promptly in the enclosed envelope.
                                     (over)
  The shares of Common Stock represented by this proxy will be voted in accordance with the foregoing instructions. In the absence of any instructions, such shares will be voted for the election of the nominees listed in item 1 and for the proposals in items 2 and 3.
  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 11, 1997 and the Proxy Statement furnished therewith.
  The undersigned hereby revokes any proxy to vote shares of Common Stock of the Company heretofore given by the undersigned.
                                           ______________________________, 1997
                                                          (Date)

                                           Signature___________________________
                                           Please date, sign exactly as name
                                           appears on this proxy, and promptly
                                           return in the enclosed envelope.
                                           When signing as guardian, executor,
                                           administrator, attorney, trustee,
                                           custodian, or in any other similar
                                           capacity, please give full title.
                                           If a corporation, sign in full
                                           corporate name by president or
                                           other authorized officer, giving
                                           title, and affix corporate seal. If
                                           a partnership, sign in partnership
                                           name by authorized person. In the
                                           case of joint ownership, each joint
                                           owner must sign.